CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

DATA GROWTH, INC.

Pursuant to the applicable provisions of the Nevada Business Corporations Act, Data Growth, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The present name of the Corporation is Data Growth, Inc

SECOND: The following amendments to its Articles of Incorporation were adopted by the board of directors and by majority consent of shareholders of the corporation in the manner prescribed by applicable law.

(1) The Article entitled ARTICLE I - NAME, is amended to read as follows:

ARTICLE I - NAME

The name of the corporation shall be: PhotoLoft.com.

(2) The Article entitled ARTICLE IV - STOCK, is amended to read as follows:

ARTICLE IV - STOCK

Common. The aggregate number of common shares which this Corporation shall have authority to issue is 50,000,000 shares of Common Stock having a par value of $.OO1 per share. All common stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid common stock of this Corporation shall not be liable to any further call or assessment.

Preferred. The Corporation shall be authorized to issue 500,000 shares of Preferred Stock having a par value of $.001 per share and with such rights, preferences and designations determined by the board of directors.

(3) Article XII is hereby added and shall read as follows:

ARTICLE XII - ELIMINATION OF LIABILITY OF OFFICERS AND DIRECTORS

No officer or director of the Corporation shall have any liability to the Corporation or its shareholders for damages for breach of fiduciary duty as an officer of director except as an officer or director except as specifically provided for under NRS78.037(l), and as it may be amended from time to time.

THIRD: The Corporation has effectuated, effective with the commencement of business on Monday, March 1, 1999, a 2.4571584 to 1 reverse stock split as to its shares of common stock outstanding as of the opening of business on February 28, 1999, which decreases the outstanding shares as of that date from 1,535,724 shares to 625,000 shares. The reverse split shall not change the number of shares of Common Stock authorized for issuance by the Corporation.

FOURTH: The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 1,535,724.

FIFTH: The number of shares voted for such amendments was 840,000 shares (55%) and no shares were voted against such amendment.

DATED this 26 day of February, 1999.

DATA GROWTH, INC.

By: s. Gary B. Peterson

Gary B. Peterson, President/Secretary

VERIFICATION

STATE OF UTAH

COUNTY OF SALT LAKE

The undersigned being first duly sworn, deposes and states: that the undersigned is the President of Date Growth, Inc., that the undersigned has read the Certificate of Amendment and knows the contents thereof and that the same contains a truthful statement of the Amendment duly adopted by the board of directors and stockholders of the Corporation.

ss. Gary B. Peterson

STATE OF UTAH

COUNTY OF SALT LAKE

Before me the undersigned Notary Public in and for the said County and State, personally appeared the President and Secretary of Data Growth, Inc., a Nevada corporation, and signed the foregoing Articles of Amendment as his own free and voluntary acts and deeds pursuant to a corporate resolution for the uses and purposes set forth.

IN WITNESS WHEREOF, I have set my hand and seal this 26th day of February, 1999.

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NOTARY PUBLIC Notary Seal: